EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-203294 on Form S-3 of our reports dated February 22, 2016, relating to the consolidated financial statements and financial statement schedules of Vornado Realty L.P. and consolidated subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and the effectiveness of Vornado Realty L.P. and consolidated subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vornado Realty L.P. and consolidated subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

February 22, 2016